EXHIBIT 15.1

[DELOITTE LOGO]




AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Companhia de Bebidas das Americas - AmBev
Sao Paulo - SP - Brazil


We have made a review, in accordance with specific standards established by IBRACON - Brazilian Institute of Independent Auditors, of the unaudited interim unconsolidated and consolidated financial information (ITRs) of AmBev
- Companhia de Bebidas das Americas (the "Company") as of March 31, 2004 and for the three months period then ended, as indicated in our report dated April 30, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the Company's report on Form 6-K, filed on May 16, 2004 is incorporated by reference in Amendment 1 of the Company's Registration Statement No. 333-117277 on Form F-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu

Sao Paulo, Brazil
August 9, 2004